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                           CERTIFICATE OF DESIGNATION OF
                         PREFERENCES AND RIGHTS OF 12% SERIES C
                          SENIOR REDEEMABLE PREFERRED STOCK OF
                                 IT PARTNERS, INC,
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                            CERTIFICATE OF DESIGNATION OF
                          PREFERENCES AND RIGHTS OF 12% SERIES C
                         SENIOR REDEEMABLE PREFERRED STOCK OF
                                 IT PARTNERS, INC.



                  Pursuant to Section 151 of the
         General Corporation law of the State of Delaware


     We, the undersigned, Daniel J. Klein, Chairman of the Board, and Jamie Blech, Secretary, respectively, of IT Partners, Inc., a Delaware corporation (the "Corporation"), pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, do hereby make this Certificate of Designation and do hereby state and certify that, pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation, the Board of Directors at a meeting held on July 20, 1998, unanimously adopted the following resolutions providing for the issuance of a series of Preferred Stock designated as the 12% Series C Senior Redeemable Preferred Stock:

     RESOLVED, that the Board of Directors of the Corporation, pursuant to the authority expressly vested in it by the Certificate of Incorporation, does hereby provide for the issue of a series of the Corporation's Preferred Stock, par value of $.01 per share, and does hereby fix and herein state the preferences and relative and other special rights and the qualifications, limitations and restrictions thereof, as follows (all terms used herein that are defined in the Certificate of Incorporation shall have the meanings provided therein):

     1. Designation and Amount. There shall be a series of Preferred Stock designated as "12% Series C Senior Redeemable Preferred Stock" ("Series C Preferred") with a stated value of $10,000 per share (as compounded pursuant to Section 2, the "Stated Value"), and the number of shares constituting such series shall initially be 1,000.

     2.     Dividends.

     (a) The holders of shares of Series C Preferred shall be entitled to receive quarterly, cumulative dividends (the "Dividends") at an annual rate per share equal to 12% of the Stated Value of each such share (as adjusted pursuant to Section 6, the "Dividend Rate") on September 30, December 31, March 31 and June 30 of each fiscal year of the Corporation (each, a "Payment Date"), payable beginning on September 30, 1998. From the date of the filing of this Certificate until the date 18 months thereafter (the "Accrual Period"), the Corporation shall have the option to either pay the Dividends as they become payable or permit them to accrue; provided, however, that following the Accrual Period the Corporation shall pay the Dividends that accrue after the Accrual Period, as such Dividends accrue. Any Dividends which accrue during the Accrual Period and are not paid during the Accrual Period shall continue to be accrued Dividends and shall be paid by the

 Corporation upon redemption of the Series C Preferred.

     (b) During any period in which an Event of Default exists under the Loan Agreement (or any refinancing or full or partial replacement thereof ) (the "Senior Lending Facilities") or would exist under the Senior Lending Facilities after giving effect to the payment of any Dividends (a "Default Period"), the Corporation shall have the option of permitting any Dividends which become payable during such Default Period to accrue; provided, however, that any Dividends which are permitted to accrue during such Default Period shall be paid by the Corporation on the earliest to occur of (i) the first Payment Date following the termination of such Default Period, or (ii) redemption of the Series C Preferred.

     (c) All Dividends which accrue during the Accrual Period and are not paid during the Accrual Period, or which are permitted to accrue and are not paid during any Default Period, shall, until such Dividends are paid, be compounded with and included as part of the Stated Value of the respective shares of Series C Preferred as to which such Dividends were unpaid, and Dividends shall be paid thereon in accordance with this Section 2.

     3.     Preference on Liquidation or Sale.

     (a) In the event of any sale, liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts of the Corporation, the holders of Series C Preferred shall be entitled to receive, in preference to all shares of any class, series or issue of capital stock of the Corporation whether already issued or issued after the date of filing of this Certificate (the "Subordinated Stock"), an amount in cash for each share of Series C Preferred equal to (i) the Stated Value of such share of Series C Preferred, plus (ii) all accrued and unpaid Dividends with respect to such share which have not already been included in the Stated Value of such share pursuant to
Section 2 of this Certificate (collectively, and with respect to a share of Series C Preferred, the "Liquidation Preference"), before any distribution shall be made in respect of the Subordinated Stock. If upon any sale, liquidation, dissolution or winding up of the affairs of the Corporation, the assets distributable among the holders of Series C Preferred shall be insufficient to permit the payment in full of the Liquidation Preference to all the holders of the then outstanding shares of Series C Preferred, then the entire assets of the Corporation thus distributable shall be distributed ratably among the holders of the Series C Preferred in proportion to the respective aggregate amounts otherwise payable with respect thereto. For purposes of this Certificate, a "sale, liquidation, dissolution or winding up of the affairs of the Corporation" shall include without limitation a Change of Control (as defined below).

     (b) For purposes of this Certificate, "Change of Control" means (A) any event or series of events by which any person, entity or group obtains a majority of the voting securities or equity interest of the Corporation; (B) the merger, consolidation, reorganization, recapitalization, dissolution, liquidation or winding up of the Corporation if as a result the then-current stockholders no longer own more than 50% of the voting securities or other
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equity interest of the Corporation; (C) any sale, lease, exchange or other transfer of all, or substantially all, of the assets of the Corporation; or
(D) the adoption of a plan leading to the sale, liquidation, dissolution or winding up of the affairs of the Corporation.

     4.     Redemption.

     (a) The Corporation shall redeem, at the redemption price set forth in Section 4(b), (c), (d) or (e), as applicable, all of the outstanding shares of Series C Preferred at the earliest to occur of (i) the closing of a Qualified Initial Public Offering (as defined below), (ii) the sale, liquidation, dissolution or winding up of the affairs of the Corporation (including without limitation a Change of Control), and (iii) the third anniversary of the date of the filing of this Certificate. In addition, at the option of holders of a majority of the outstanding Series C Preferred, the Corporation shall redeem shares of Series C Preferred in accordance with the provisions of Section 6 hereof. For purposes of this Certificate, "Qualified Initial Public Offering" means the first offer and sale to the public by the Corporation of shares of any class of the Corporation's capital stock, pursuant to a registration statement that has been declared effective by the Securities and Exchange Commission; provided, however, that the proceeds of the shares issued and sold by the Corporation (net of underwriting commissions and discounts) are at least $40,000,000 in the aggregate.

     (b) Upon redemption of the Series C Preferred pursuant to Section 4(a)(i), the Corporation shall pay to the holders of the Series C Preferred as a group an aggregate redemption price equal to:

             (i)     the product of (1) the Liquidation Preference, times (2)
              the number of shares of Series C Preferred to be redeemed, plus

             (ii)     a redemption dividend equal to the product of (1) the
              public offering price per share of capital stock of the Corporation in the Qualified Initial Public Offering (the
              "Qualified IPO Price"), minus the Deduction Price, times (2) the Multiplier.

The redemption dividend payable pursuant to Section 4(b)(ii) may be paid, at the Corporation's option, in either (A) cash, or (B) Common Stock valued at the Qualified IPO Price.

     (c) Upon a redemption of the Series C Preferred pursuant to Section 4(a)(ii) in connection with a distribution of all or substantially all of the remaining assets and other proceeds of the Corporation among the stockholders of the Corporation, the Corporation shall pay to the holders of the Series C Preferred as a group an aggregate redemption price equal to:

              (i)     the product of (1) the Liquidation Preference, times (2)
               the number of shares of Series C Preferred to be redeemed, plus

              (ii)     a redemption dividend equal to the product of (1) all
               assets and other proceeds distributed in respect of each share

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                 of Common Stock following such sale, liquidation, dissolution or winding up of the affairs of the Corporation, minus the Deduction Price, times (2) the Multiplier.

The redemption dividend payable pursuant to Section 4(b)(ii) shall be paid in whatever assets or other proceeds of the Corporation are distributed generally to the other holders of Common Stock of the Corporation in such sale, liquidation, dissolution or winding up.

     (d) Upon redemption of the Series C Preferred pursuant to Section 4(a)(iii), Section 6 or a redemption pursuant to Section 4(a)(ii) which is not in connection with a distribution of all or substantially all of the remaining assets and other proceeds of the Corporation among the stockholders of the Corporation, the Corporation shall pay to the holders of the Series C Preferred as a group an aggregate redemption price equal to:

             (i) the product of (1) the Liquidation Preference, times (2) the number of shares of Series C Preferred to be redeemed, plus

             (ii)     a redemption dividend equal to the product of (1) the
              Fair Market Value per share of Common Stock, minus the Deduction Price, times (2) the Multiplier.

The redemption dividend payable pursuant to Section 4(d)(ii) may be paid, at the Corporation's option, in either (A) cash, or (B) Common Stock (valued at Fair Market Value).

     (e) In the event the Corporation has not redeemed all of the outstanding shares of Series C Preferred by the close of business on the third anniversary of the date of the filing of this Certificate, the Corporation shall immediately redeem all outstanding shares of Series C Preferred and shall pay to the holders of the Series C Preferred as a group an aggregate redemption price equal to:

                (i)     the product of (1) the Liquidation Preference, times
                (2) the number of shares of Series C Preferred to be redeemed, plus

                (ii)     a redemption dividend equal to the product of (1) the
                 Fair Market Value per share of Common Stock, minus the product of (x) the Deduction Price, times (y) .10; times (2) the Multiplier.

The redemption dividend payable pursuant to Section 4(e)(ii) may be paid, at the Corporation's option, in either (A) cash, or (B) Common Stock (valued at Fair Market Value).

     (f) Notice of any redemption of shares of Series C Preferred shall be made by means of certified mail return receipt requested, addressed to the holders identified in the records of the Corporation (the "Registered Holders") of the Series C Preferred to be redeemed, at their respective addresses then appearing on the books of the Corporation, not less than fifteen (15) nor more than sixty (60) days prior to the date fixed for such redemption (herein referred to as the "Redemption Date"); provided, however, that notwithstanding the foregoing, upon a redemption pursuant to Section 4(a)(ii), the Corporation shall deliver such notice as soon as possible after the Corporation has knowledge of the approximate date of such sale, liquidation, dissolution or winding up of the affairs of the Corporation.
Each such notice shall specify (i) the Redemption Date, (ii) the applicable redemption price, (iii) the place for payment and for delivering the stock certificate(s) and transfer instrument(s) in order to collect the applicable redemption price, and (iv) the shares of Series C Preferred to be redeemed.

     (g) From and after the Redemption Date, each Registered Holder of any shares of Series C Preferred to be redeemed pursuant to this Section 4 shall be entitled to receive payment of the applicable redemption price as soon as such holder shall cause to be delivered to the Corporation (i) the certificate(s) representing such Series C Preferred and (ii) transfer instrument(s) sufficient to transfer such Series C Preferred to the Corporation free of any adverse interest.

     (h) At the close of business on the Redemption Date for any Series C Preferred, such stock shall be deemed to cease to be outstanding and all rights of any person other than the Corporation in such stock shall be extinguished on the Redemption Date for such stock except for the right to receive the applicable redemption price, without interest, for such stock in accordance with the provisions of this Section 4, subject to applicable escheat laws.

     (i) Any redemption dividend to be paid in respect of any shares of Series C Preferred pursuant to this Section 4 shall be paid to each Registered Holder pro rata based on the number of shares of Series C Preferred of such Registered Holder to be redeemed. Any Liquidation Preference to be paid pursuant to this Section 4 shall be paid to each Registered Holder based on the Liquidation Preferences of the shares of Series C Preferred of such Registered Holder to be redeemed.

     5.     Financial Covenants

     (a) Net Worth. The Corporation shall not, and shall cause each of its Subsidiaries not to, incur any Indebtedness if, immediately prior to such incurrence or immediately after giving effect to such incurrence, the Net Worth of the Corporation and all of its Subsidiaries on a consolidated basis is or would be less than the sum of (x) $26,125,000, plus (y) effective upon the closing of any issuance of equity securities of the Corporation, seventy five percent (75%) of the amount by which the Corporation's shareholders' equity is increased as a result of such issuance of equity securities, plus
(z) effective January 1 of each year, an amount equal to the greater of (A) zero, and (B) seventy percent (70%) of Net Income of the Corporation and all of its Subsidiaries on a consolidated basis for the immediately preceding fiscal year.
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     (b)     Leverage Ratio.

          (i) During each applicable period, the Corporation shall not, and shall cause each of its Subsidiaries not to incur any Indebtedness if, immediately prior to such incurrence or immediately after giving effect to such incurrence, the Leverage Ratio of the Corporation and all of its Subsidiaries on a consolidated basis is or would be greater than the ratio set forth below opposite the applicable period:

          Applicable Period                                  Ratio
          -----------------                                  -----

          Date of filing of this Certificate - 12/31/98      6.25:1.0
          01/01/99 - 06/30/99                                6.00:1.0
          At all times thereafter                            5.75:1.0

          (ii) Notwithstanding the foregoing, the Company may (A) incur aggregate Indebtedness under the Loan Agreement of up to, but not exceeding, $100 million, and (B) in the event that, other than as a result of violating any of the provisions set forth in Section 5(b)(i), the Leverage Ratio of the Corporation and all of its Subsidiaries on a consolidated basis exceeds the maximum ratio set forth for the applicable period in Section 5(b)(i), the Corporation or any of its Subsidiaries may incur Indebtedness ("Additional Indebtedness") in addition to the Indebtedness permitted under Section 5(b)(ii)(A), if and only if the incurrence of such Additional Indebtedness combined with the application of the proceeds of such Additional Indebtedness reduces the Leverage Ratio of the Corporation and all of its Subsidiaries on a consolidated basis.

     (c)     Interest Coverage Ratio.   During each applicable period, the
Corporation shall not, and shall cause each of its Subsidiaries not to incur any Indebtedness if, immediately prior to such incurrence or immediately after giving effect to such incurrence, the Interest Coverage Ratio of the Corporation and all of its Subsidiaries on a consolidated basis is or would be less than the ratio set forth below opposite the applicable period.

          Applicable Period                                   Ratio
          -----------------                                   ------

          Date of filing of this Certificate - 12/31/98       1.75:1.0
          01/01/99 - 06/30/99                                 2.00:1.0
          07/01/99 - 12/31/00                                 2.25:1.0
          At all times thereafter                             2.50:1.0

     6.     Events of Noncompliance.

     (a)     An Event of Noncompliance shall be deemed to have occurred if:

          (i) the Corporation or any Subsidiary defaults in the payment of principal of or interest on any obligation for money borrowed having a principal amount outstanding in excess of $5 million (a "Material Obligation"), beyond any period of grace provided with respect thereto, or
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defaults in the performance of any other agreement, term or condition contained in any agreement under which any Material Obligation is created (or if any other default under any such agreement shall occur and be continuing) and as a result of such default such Material Obligation has become, or the holder or holders of such Material Obligation have caused such Material Obligation to become due prior to its stated maturity;

          (ii) the Corporation or any Subsidiary breaches any of the provisions set forth in Section 5(b) hereof;

          (iii) the Corporation (i) discontinues the conduct of its business; (ii) applies for or consents to the imposition of any Insolvency Relief; (iii) voluntarily commences or consents to the commencement of an Insolvency Proceeding; (iv) files an answer admitting the material allegations of any involuntary commencement of an Insolvency Proceeding; (v) makes a general assignment for the benefit of its creditors; or (vi) is unable or admits in writing its inability to pay its debts as they become due;

          (iv) any Insolvency Order is entered against the Corporation and such Insolvency Order is not dismissed within 30 calendar days of its entry; or

          (v) within one year following the date of filing of this Certificate, the Corporation has not entered into a registration rights agreement granting to each of the Registered Holders of Series C Preferred (i) at least one demand registration right which is at least as favorable as the most favorable demand registration right granted to any other holder of securities of the Corporation, and (ii) piggyback, cutback and other registration rights at least as favorable as, and ranking at least pari passu in priority with, the most favorable piggyback, cutback and other registration rights granted to any other holder of securities of the Corporation.

     (b) If and whenever an Event of Noncompliance shall occur and be continuing, the holders of a majority of the outstanding Series C Preferred shall have the right, at their sole discretion, to cause the Corporation to redeem all or any part of the shares of Series C Preferred then outstanding at a price per share equal to the redemption price set forth in Section 4(d).
The holders of a majority of the outstanding Series C Preferred shall exercise this right to redemption under this Section 5(b) by delivering to the Corporation written notice of the election of such right, specifying the number of shares to be redeemed. The redemption of any shares of Series C Preferred pursuant to this Section shall occur in accordance with the redemption procedures set forth in Section 4 hereof. Unless otherwise determined by the holders of a majority of the outstanding Series C Preferred, any redemption of less than all outstanding shares of Series C Preferred shall be pro rata in proportion to each Registered Holder's ownership percentage of all outstanding Series C Preferred.

     7. Penalty Events. Upon the occurrence of any of the following events (each, a "Penalty Event") and until the first date on which such Penalty Event has been remedied or waived in writing by the holders of a majority of the outstanding Series C Preferred and no other Penalty Event is
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continuing unremedied or unwaived, the Dividend Rate shall be equal to an annual rate of 15% of the Stated Value of each share of Series C Preferred:

     (a) the Corporation fails for any reason to pay when due the full amount of Dividends then calculated as payable on the shares of Series C Preferred;

     (b) the Corporation or any Subsidiary defaults in the payment of principal of or interest on any Material Obligation, beyond any period of grace provided with respect thereto, or defaults in the performance of any other agreement, term or condition contained in any agreement under which any such Material Obligation is created (or if any other default under any such agreement shall occur and be continuing) if the effect of such default is to cause, or to permit the holder or holders of such Material Obligation (or a trustee on behalf of such holder or holders) to cause such Material Obligation to become due prior to its stated maturity;

     (c) the Corporation or any Subsidiary breaches any of the provisions set forth in Sections 5(a) or 5(c) hereof; or

     (d) the Corporation fails to redeem the Series C Preferred as required pursuant to Section 4(a)(i), 4(a)(ii) or Section 6 hereof.

     8.     Reissuance of Shares.   Any shares of the Series C Preferred which
are redeemed or otherwise acquired by the Corporation shall assume the status of authorized but unissued Preferred Stock undesignated as to series, subject to later issuance, and shall not be reissued as shares of Series C Preferred.

     9. Preemptive Rights. No holder of shares of Series C Preferred solely by reason of holding such shares shall have any preemptive or preferential right to purchase or subscribe to any securities of the Corporation, now or hereafter to be authorized.

     10.     Voting Rights.

     Except as specified herein, the holders of the Series C Preferred shall be entitled to vote as a separate class only when required by applicable law to do so. So long as any shares of Series C Preferred remain outstanding, the Corporation shall not, without the affirmative vote or consent of the holders of at least a majority of the outstanding shares of Series C Preferred voting separately as class:

     (a) issue any equity securities of a class or series senior to or on parity with the Series C Preferred as to payment of dividends or as to payments on the sale, dissolution, liquidation or winding-up of the affairs of the Corporation, or authorize or issue equity securities of any class or series or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having option rights to purchase, any shares of equity securities of the Corporation senior to or on parity with the Series C Preferred as to payment of dividends or as to payments on the sale, dissolution, liquidation or winding-up of the affairs of the Corporation;

     (b)     amend the certificate of incorporation of the Corporation;

     (c) alter, impair, reduce or affect in any manner the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Series C Preferred; or

     (d) enter into or engage in any business activities or operations other than those directly related to the Corporation's present business.

     11.     Board of Director Rights.

     (a) For as long as any shares of Series C Preferred remain outstanding, the holders of a majority of the outstanding Series C Preferred shall have the right, at their option, to exercise both of the following rights:

          (i) the right to have a designated representative (x) receive notice of all meetings of the Corporation's Board of Directors, (y) attend all meetings of the Board of Directors in a non-voting, non-participating observer capacity, and (z) receive copies of all notices, minutes, consents, and all other materials provided by the Corporation to the Board of Directors; and

          (ii) the right to elect one member of the Board of Directors of the Corporation.

     (b) Only holders of the Series C Preferred (to the extent they are entitled to vote thereon) shall be entitled to vote on the removal of any director elected by the holders of Series C Preferred, and exercise of such right of removal shall be determined by vote of the holders of a majority of the outstanding Series C Preferred. Any vacancy in the office of a director created by the death, resignation or removal of a director elected by the holders of the Series C Preferred may be filled only by a vote of holders of a majority of the outstanding Series C Preferred (to the extent they are entitled to vote thereon). Any director elected by the holders of the Series C Preferred shall serve until the annual meeting at which time such director's term expires and until his or her successor has been elected and has qualified, unless removed and replaced pursuant to this subsection 11(b).

     12. Subordination of Right of Redemption. The redemption rights in respect of the Series C Preferred set forth hereunder shall be subordinate to any rights, privileges and entitlements held by the Lenders under the Loan Agreement and redemption of the Series C Preferred may not be made if there exists, or if such redemption would result in, a Default or Event of Default; provided, however, that notwithstanding the foregoing, as long as (i) no Default or Event of Default has occurred and is continuing under the Loan Agreement or would occur after giving effect to such redemption, and (ii) no Obligations have been accelerated as a result of an Event of Default and remain due and payable under the Loan Agreement, the Corporation shall enforce the redemption provisions set forth hereunder; provided further, that nothing set forth herein shall prohibit the holders of the Series C Preferred from seeking appropriate remedies from the Company in the event the Series C Preferred is not redeemed or dividends are not paid in the respect of the

 Series C Preferred in accordance with this Certificate.

     13. Certain Definitions. When used herein, the following capitalized terms shall have the following respective meanings:

     (a)     "Deduction Price" means $4.63, as adjusted pursuant to Section
14.

     (b) "Default" has the meaning set forth in the Loan Agreement as in effect on the date hereof, without giving effect to any subsequent amendments or modifications of Article 8 or 9 of the Loan Agreement after the date of filing of this Certificate.

     (c) "Event of Default" has the meaning set forth in the Loan Agreement as in effect on the date hereof, without giving effect to any subsequent amendments or modifications of Article 8 or 9 of the Loan Agreement after the date of filing of this Certificate.

     (d) "Fair Market Value" as of a particular date, shall be determined by a recognized appraisal or investment firm with experience in making determinations of value of the type required to be made under this Certificate, selected jointly by the Corporation and the holders of a majority of the outstanding Series C Preferred.

     (e) "Indebtedness" has the meaning set forth in the Loan Agreement as in effect on the date of filing of this Certificate; provided, however, that for purposes of this Certificate the term "Indebtedness" shall not include purchase money Indebtedness or unsecured Indebtedness, in an aggregate principal amount which, when aggregated with the aggregate outstanding events (each, a "Penalty Event") and until the first date on which such Penalty Event has been remedied or waived in writing by the holders of a majority of the outstanding Series C Preferred and no other Penalty Event is
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

continuing unremedied or unwaived, the Dividend Rate shall be equal to an annual rate of 15% of the Stated Value of each share of Series C Preferred:

     (a) the Corporation fails for any reason to pay when due the full r bankruptcy, insolvency, conservatorship, receivership or other similar debtor's relief.

     (h) "Insolvency Relief" means discharge of indebtedness, liquidation, reorganization or arrangement, appointment of a receiver, trustee, conservator, custodian or liquidator or the granting of any stay or restraining order against creditors under any Insolvency Law or other similar debtor's relief under any Insolvency Law.

     (i) "Insolvency Order" means any order, judgment or decree entered in any Insolvency Proceeding granting any Insolvency Relief.

     (j) "Interest Coverage Ratio" has the meaning set forth in the Loan Agreement as of the date of filing of this Certificate.
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

     (k) "Lenders" has the meaning set forth in the Loan Agreement as of the date of filing of this Certificate.

     (l) "Leverage Ratio" has the meaning set forth in the Loan Agreement as of the date of filing of this Certificate.

     (m) "Loan Agreement" means the Amended and Restated Loan and Security Agreement dated as of March 31, 1998, by and among the Corporation, the Lenders named therein, Creditanstalt Corporate Finance, Inc. (as the LC Issuer), Credit Agricole Indosuez (as Co-Agent) and Creditanstalt Corporate Finance, Inc. (as the Collateral Agent and Administrative Agent), as amended from time to time.

     (n)     "Multiplier" means 678,572, as adjusted pursuant to Section 14.

     (o) "Net Income" has the meaning set forth in the Loan Agreement as of the date of filing of this Certificate.

     (p) "Net Worth" has the meaning set forth in the Loan Agreement as of the date of filing of this Certificate.

     (q)     "Obligations" has the meaning set forth in the Loan Agreement.

     (r) "Series B Agreement" means the Second Amended and Restated Preferred Stock and Warrant Purchase Agreement dated as of March 31, 1998, as amended, among the Corporation, Creditanstalt, FF-ITP, L.P., Indosuez IT Partners, Wachovia Capital Associates, Inc. and the other signatories thereto.

     (s)     "Subordinated Debt" has the meaning set forth in the Loan
Agreement.

     (t) "Subsidiaries" means each corporation or other entity in which the Corporation owns or controls, directly or indirectly, capital stock or other equity interests representing at least 50% of the outstanding voting stock or other equity interests of such corporation or entity.

     14. Anti-dilution Provisions. The Corporation hereby agrees to apply to the Deduction Price and the Multiplier the most favorable anti-dilution provisions (including without limitation adjustments related to stock splits, stock consolidations and similar events) heretofore granted to any holder of Series B Preferred Stock of the Corporation with respect to the Series B Preferred (including without limitation the anti-dilution provisions set forth in Article 4(B)(5) of the Certificate of Incorporation of the Corporation, as amended and in effect as of the date of filing of this Certificate), and to adjust the Deduction Price and the Multiplier as necessary to give effect to any such anti-dilution provision.


          RESOLVED FURTHER, that, before the Corporation shall issue any shares of the Series C Preferred, a certificate pursuant to Section 151 of the General Corporation Law of the State of Delaware shall be made, executed, acknowledged, filed and recorded in accordance with the provisions of said

Section 151; and that the proper officers of the Corporation are hereby authorized and directed to do all acts and things which may be necessary or proper in their opinion to carry into effect the purposes and intent of this and the foregoing resolutions.

          IN WITNESS WHEREOF, this Certificate of Designation has been made under the seal of the Corporation and the hands of the undersigned, said Daniel F. Klein, Chairman of the Board, and Jamie Blech, Secretary, respectively, of the Corporation, this 27th day of July, 1998.



                         IT PARTNERS, INC.


                         By: /s/ Daniel J. Klein
                            --------------------
                            Daniel J. Klein
                            Chairman of the Board




ATTEST:

/s/ Jamie E. Blech
--------------------
Jamie E. Blech
Secretary